Exhibit 14

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of

Nuveen California Dividend Advantage Municipal Fund (NAC)

Nuveen California Dividend Advantage Municipal Fund 2 (NVX)

Nuveen California Dividend Advantage Municipal Fund 3 (NZH)

We consent to the use of our reports dated April 27, 2016 with respect to the financial statements of Nuveen California Dividend Advantage Municipal Fund, Nuveen California Dividend Advantage Municipal Fund 2, and Nuveen California Dividend Advantage Municipal Fund 3, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights,” “Experts” and “Appointment of the Independent Registered Public Accounting Firm” in the Joint Proxy Statement/Prospectus, and “Experts” in the Statement of Additional Information filed on Form N-14.

/s/ KPMG LLP

Chicago, Illinois

May 26, 2016